Exhibit 99.1

PRESS RELEASE

RELATIONAL WILL SEEK REMOVAL OF ALL SOVEREIGN DIRECTORS;

 INCREASES OWNERSHIP TO APPROXIMATELY 8%

SAN DIEGO, CA, December 22, 2005 — Relational Investors, LLC, the largest shareholder of Sovereign Bancorp, Inc. (NYSE: SOV), announced today that, in addition to its proposal to elect two nominees to replace the two Sovereign directors whose terms expire in 2006, it also plans to submit a proposal at the upcoming annual meeting to remove and replace all other Sovereign directors.

The shareholder proposal will include the election of new, truly independent directors as replacements for removed directors.  Under Pennsylvania law and Sovereign’s charter, shareholders have the right to remove all directors by a majority vote of shares outstanding, including directors that may be appointed between now and the annual meeting.  As noted in numerous public filings by Sovereign: “Under Sovereign’s articles of incorporation, Sovereign directors may be removed from office without cause by the affirmative vote of a majority of outstanding voting shares.”

Relational invites Sovereign’s shareholders to recommend potential candidates.  Each replacement director will be unaffiliated with and totally independent of both Relational and Sovereign.  Relational expects that the replacement directors will be named before January 20, 2006.

Relational has decided to take this step because of Sovereign’s unrelenting, multimillion dollar campaign to deny its shareholders a vote on its transactions with Banco Santander (NYSE: STD) and Independence Community Bank (NASDAQ: ICBC).  Relational also considered the Sovereign board members’ well-documented history of awarding themselves compensation far in excess of their peers, entering into an unprecedented ten-year guaranteed employment arrangement and approving special business transactions between board members and Sovereign.

In announcing this plan, Relational principal Ralph V. Whitworth stated, “Sovereign’s board members have repeatedly breached trust with the very shareholders they were elected to represent.  These directors must be removed as promptly as possible and replaced with truly independent directors who will represent Sovereign and its shareholders’ interests first and foremost.  Relational has increased its ownership in Sovereign to approximately 8% and is committed to this effort and will do everything we can to see that it succeeds.”

About Relational Investors

Relational Investors LLC is an asset management firm located in San Diego, California managing $6.1 billion.  Additional information about Relational is available on their website at www.rillc.com.

Further Information About Relational’s SEC Filings

On October 20, 2005, Relational, together with a number of affiliated persons and entities that may be deemed “participants” for purposes of the solicitation rules of the Securities and Exchange Commission (“SEC”), filed a preliminary proxy statement on Schedule 14A with the SEC relating to a possible solicitation of proxies from the shareholders of Sovereign Bancorp, Inc. (“Sovereign”) in connection with Relational’s nomination of Ralph Whitworth and David Batchelder for election to

Sovereign’s board of directors at Sovereign’s 2006 Annual Meeting of shareholders. On December 13, 2005, Relational filed with the SEC a revised preliminary proxy statement.  Relational will prepare and file with the SEC a definitive proxy statement relating to their nomination of Messrs. Whitworth and Batchelder and may file other proxy solicitation materials.  RELATIONAL ANTICIPATES THAT IT WILL FURTHER REVISE AND FILE THE PRELIMINARY PROXY STATEMENT AND SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AS REVISED (AND THE DEFINITIVE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE) BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING RELATIONAL’S NOMINATION OF MESSRS. WHITWORTH AND BATCHELDER FOR ELECTION AS DIRECTORS.  The preliminary proxy statement is, and the revised preliminary proxy statement and the definitive proxy statement (when they become available) will be, available for free at www.sec.gov, along with any other relevant documents.  You may also obtain a free copy of the preliminary proxy statement, or the definitive proxy statement (when it becomes available), by contacting Maudie Holland of Relational at (858) 704-3321, or by sending an email to maudie@rillc.com.  Information regarding the names, affiliation, and interests of persons who may be deemed to be participants in our solicitation of proxies of Sovereign’s shareholders is available in the preliminary proxy statement filed with the SEC on October 20, 2005 and the revised preliminary proxy statement filed on December 13, 2005.

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For more information contact:

Sandi Christian

Relational Investors

(858) 704-3335

slc@rillc.com